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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number:  001-04618-02
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                          SunAmerica Capital Trust III
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             (Exact name of registrant as specified in its charter)

               1 SunAmerica Center, Los Angeles, California 90067
                                  310-772-6000
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     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                  8.30% Trust Originated Preferred Securities
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(i)  [X]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or
notice date:   zero
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SEC 2069 (8-96)

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
SunAmerica Capital Trust III has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


Date:   December 20, 2001                  SUNAMERICA CAPITAL TRUST III
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                                        By:  /s/ James R. Belardi
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                                           Name:  James R. Belardi
                                           Title: Trustee

                                        By: /s/ Scott H. Richland
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                                           Name:  Scott H. Richland
                                           Title: Trustee




SEC 2069 (8-96)